Exhibit 10.13

AMENDED AND RESTATED UNITEDHEALTH GROUP INCORPORATED

2008 EXECUTIVE INCENTIVE PLAN

SECTION 1. ESTABLISHMENT.

On February 19, 2008, the Board of Directors of UnitedHealth Group Incorporated, upon recommendation by the Compensation and Human Resources Committee of the Board of Directors, approved this executive incentive plan for executives as described herein (the “UnitedHealth Group Executive Incentive Plan”). Effective December 31, 2008, the Compensation and Human Resources Committee of the Board of Directors amended and restated the UnitedHealth Group Executive Incentive Plan for purposes of establishing documentary compliance with Section 409A of the Internal Revenue Code of 1986 and its accompanying regulations (“Section 409A of the Code”), and to permit ongoing operational compliance with the requirements of Section 409A.

SECTION 2. PURPOSE.

The purpose of this Plan is to advance the interests of the Company and its shareholders by attracting and retaining key employees, and by stimulating the efforts of such employees to contribute to the continued success and growth of the business of the Company.

SECTION 3. DEFINITIONS.

When the following terms are used herein with initial capital letters, they shall have the following meanings:

(a) “Annual Incentive Award” shall have the meaning set forth in Section 5 hereof.

(b) “Base Salary” shall mean a Participant’s annualized base salary, as determined by the Committee, as of the last day of September of a Performance Period.

(c) “Annual Bonus Pool” shall mean 2% of Net Income for the Performance Period.

(d) “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

(e) “Committee” shall mean the Compensation and Human Resources Committee of the Board of Directors of the Company designated by such Board to administer the Plan which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an “outside director” within the meaning of Section 162(m) of the Code.

(f) “Company” shall mean UnitedHealth Group Incorporated, a Minnesota corporation, and any of its subsidiaries or affiliates, whether now or hereafter established.

(g) “Maximum Incentive Award” shall mean a dollar amount equal to 25 % of the Annual Bonus Pool or Performance Bonus Pool, as the case may be.

(h) “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Integrity and Compliance, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

(i) “Net Income” shall be computed in accordance with generally accepted accounting principles as reported in the Company’s consolidated financial statements for the applicable Performance Period, adjusted to eliminate (1) the cumulative effect of changes in generally accepted accounting principles; (2) gains and losses from discontinued operations; (3) extraordinary gains or losses; and (4) any other unusual or nonrecurring losses which are separately identified and quantified in the Company’s financial statements, including merger related charges.

(j) “Participant” shall mean any executive officer of the Company who is designated by the Committee, as provided for herein, to participate with respect to a Performance Period as a Participant in this Plan. Directors of the Company who are not also employees of the Company are not eligible to participate in the Plan.

(k) “Performance Award” shall have the meaning set forth in Section 6 hereof.

(l) “Performance Bonus Pool” shall mean 2% of Net Income for the Performance Period divided by the number of whole and partial years in the Performance Period.

(m) “Performance Period” shall mean (i) for an Annual Incentive Award, each consecutive twelve-month period commencing on January 1 of each year during the term of this Plan and coinciding with the Company’s fiscal year; and (ii) for a Performance Award, such period or periods as shall be specified from time to time by the Committee.

(n) “Plan” shall mean this Amended and Restated UnitedHealth Group Incorporated 2008 Executive Incentive Plan.

(o) “Target Award” shall mean a percentage, which may be greater or less than 100%, as determined by the Committee with respect to each Performance Period.

SECTION 4. ADMINISTRATION.

(a) Power and Authority of Committee. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to all the applicable provisions of the Plan and applicable law, to (i) establish, amend, suspend or waive such rules and regulations and appoint such agents as it deems necessary or advisable for the proper administration of the Plan, (ii) construe, interpret and administer the Plan and any instrument or agreement relating to the Plan, and (iii) make all other determinations and take all other actions necessary or advisable for the administration of the Plan. Unless otherwise expressly provided in the Plan, each determination made and each action taken by the Committee pursuant to the Plan or any instrument or agreement relating to the Plan (x) shall be within the sole discretion of the Committee, (y) may be made at any time and (z) shall be final, binding and conclusive for all purposes on all persons, including, but not limited to, Participants and their legal representatives and beneficiaries, and employees of the Company.

(b) Determinations Made Prior to Each Performance Period. At any time ending on or before the 90th calendar day of each Performance Period, the Committee shall (i) designate all Participants and their Target and maximum awards for such Performance Period, and (ii) establish the performance factors for each Participant for that Performance Period. Notwithstanding the foregoing, the Committee may designate a Participant after the 90th calendar day of a Performance Period, if the Participant became eligible to participate in the Plan by reason of commencement of employment with the Company or a promotion, in each case after the 90th calendar day of the Performance Period.

(c) Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee must certify in writing (i) the Company’s Net Income for that Performance Period, (ii) as to the attainment of all factors upon which any payments to a Participant for that Performance Period are to be based and (iii) and the amount to be paid to each Participant for that Performance Period.

SECTION 5. ANNUAL INCENTIVE AWARDS.

(a) From time to time, the Committee may grant annual incentive awards under the Plan payable to Participants in cash (an “Annual Incentive Award”) subject to the terms of Sections 4(b)(i) and 4(c)(i).

(i) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the Annual Incentive Award otherwise payable to any Participant under this Plan.

(ii) Continued Employment. No Annual Incentive Award shall be paid to a Participant who is not actively employed by the Company at the time the Annual Incentive Award otherwise would be paid except in the case of retirement, death or permanent disability. If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such retirement. If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before an Annual Incentive Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Annual Incentive Award that the Participant would have received but for such death or disability. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices. Any pro-rated Annual Incentive Award that becomes payable pursuant to this Section 5(a)(ii) shall be paid at the same time as other Annual Incentive Awards with respect to the applicable Performance Period.

(iii) Maximum Payments. No Participant shall receive an Annual Incentive Award under this Plan for any Performance Period in excess of the Maximum Incentive Award for that Performance Period.

(iv) Annual Limit on Maximum Payment. The maximum Annual Incentive Award payable to each Participant for an annual Performance Period shall be set by the Compensation Committee as a percentage of the Annual Bonus Pool, the sum of which percentages shall not exceed 100 percent. If the Compensation Committee does not set an annual percentage limit for each Participant for an annual Performance Period, the individual percentage of each Participant shall be the percentage such Participant’s Base Salary on the 90th day of the Performance Period is of the cumulative Base Salaries of all Participants on the 90th day. If a Participant is made eligible for an Annual Incentive Award after the 90th day of the Performance Period, each Participant’s individual percentage shall be adjusted pro rata to be equal to the percentage that each such Participant’s cumulative Base Salary on the 90th day of the Performance Period (except the newly eligible Participant’s Base Salary shall be as of the date of initial eligibility) is of the cumulative Base Salaries of all Participants on the 90th day (except the newly eligible Participant’s Base Salary shall be as of the date of initial eligibility).

(b) Payment of Annual Incentive Award. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in cash as soon as administratively feasible upon the completion of a Performance Period, after the Committee has made the certifications provided for in Section 4(c) hereof. Such payments will be made between January 1 and March 15 of the year following the end of the Performance Period.

SECTION 6. PERFORMANCE AWARDS.

(a) Performance Award Grants. From time to time, the Committee may grant Performance Awards under the Plan payable in cash (a “Performance Award”) subject to the terms of Section 4(b)(ii).

(i) Discretionary Reduction. The Committee shall retain sole and full discretion to reduce by any amount the Performance Award otherwise payable to any Participant under this Plan.

(ii) Continued Employment. No Performance Award shall be paid to a Participant who is not actively employed by the Company at the time the Performance Award otherwise would be paid except in the case of death, permanent disability, retirement or a Change in Control. If a Participant retires before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such retirement. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(iii) Maximum Payments. No Participant shall receive a Performance Award under this Plan for any Performance Period in excess of the Maximum Incentive Award for that Performance Period.

(iv) Limit on Maximum Payment of Performance Award. The maximum Performance Award payable to each Participant for a Performance Period shall be set by the Compensation Committee as a percentage of the Performance

Bonus Pool, the sum of which percentages shall not exceed 100 percent. If the Compensation Committee does not set an annual percentage limit for each Participant for a Performance Period, the individual percentage of each Participant shall be the percentage such Participant’s Base Salary on the 90th day of the Performance Period is of the cumulative Base Salaries of all Participants on the 90th day. If a Participant is made eligible for a Performance Award after the 90th day of the Performance Period, each Participant’s individual percentage shall be adjusted pro rata to be equal to the percentage that each such Participant’s cumulative Base Salary on the 90th day of the Performance Period (except the newly eligible Participant’s Base Salary shall be as of the date of initial eligibility) is of the cumulative Base Salaries of all Participants on the 90th day (except the newly eligible Participant’s Base Salary shall be as of the date of initial eligibility).

(b) Payment of Performance Award. Subject to any deferred compensation election pursuant to any such plans of the Company applicable hereto, benefits shall be paid to the Participant in cash as soon as administratively feasible upon the completion of a Performance Period, after the Committee has made the certifications provided for in Section 4(c) hereof. Such payments will be made between January 1 and March 15 of the year following the end of the Performance Period.

(c) Death or Disability. If a Participant dies or becomes permanently and totally disabled before the end of a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Committee may, in its discretion, determine that the Participant (or, in the case of death, the Participant’s estate) shall be paid a pro rated portion of the Performance Award that the Participant would have received but for such death or disability. In such event, (i) the pro rationing shall be based on the portion of such Performance Period prior to the Participant’s date of death or disability, and (ii) the measurement of Company and Participant performance shall be based on performance through the end of the fiscal year of the Company which ends closest to such date. The Committee shall determine the Participant’s date of disability in a manner consistent with Company practices. Any such pro rated Performance Award shall be paid at the same time as other Performance Awards with respect to the applicable Performance Period.

(d) Change in Control. If a Change in Control (as defined below) occurs during a Performance Period or after the end of a Performance Period but before a Performance Award is paid, the Company or its successor shall pay each Participant a pro rated portion of the maximum Performance Award for which such Participant is eligible with respect to each such Performance Period. Such pro rationing shall be based on the proportion of each such Performance Period through the date of such Change in Control. If (i) such Change in Control constitutes a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company and/or one or more of its affiliates with respect to a Participant within the meaning of Section 409A of the Code and (ii) a timely deferral election is not then in effect, any such Performance Awards shall be paid within 60 days of the occurrence of the event constituting such Change in Control; otherwise, such Performance Awards shall be paid at the same time as Performance Awards with respect to the applicable Performance Period would ordinarily be paid. If a timely deferral election is then in effect upon the occurrence of a Change in Control, any such Performance Awards shall be deferred into the Company’s Executive Savings Plan. Any such Performance Award shall be paid regardless of whether the Participant is actively employed by the Company at the time the Performance Award is to be paid. “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, other than the Company or any of its affiliates, or any employee benefit plan of the Company and/or one or more of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 20% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities in a transaction or series of transactions not approved in advance by a vote of at least three-quarters of the Continuing Directors (as hereinafter defined).

(ii) Individuals who, as of January 1, 2008 constitute the Board of Directors of the Company (generally the “Directors” and, as of January 1, 2008, the “Continuing Directors”) cease for any reason to constitute at least a majority thereof (provided that any person becoming a Director subsequent to January 1, 2008 whose nomination for election was approved in advance by a vote of at least three-quarters of the Continuing Directors (other than a nomination of an individual whose initial assumption of office is in connection with an actual or threatened solicitation with respect to the election or removal of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Securities Exchange Act of 1934) shall be deemed to be a Continuing Director).

(iii) The approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation or dissolution of the Company or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the Continuing Directors.

(iv) The first purchase under any tender offer or exchange offer (other than an offer by the Company or any of its affiliates) pursuant to which shares of the Company’s Common Stock are purchased.

(v) At least a majority of the Continuing Directors determine in their sole discretion that there has been a change in control of the Company.

SECTION 7. AMENDMENT AND TERMINATION; ADJUSTMENTS.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in the Plan:

(a) Amendments to the Plan. The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action, provided, however, that Section 6(d) of this Plan shall not be amended, or its benefits terminated or curtailed, with respect to any Performance Period during which a Change in Control occurs, occurred, or is anticipated to occur.

(b) Correction of Defects, Omissions and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8. NONTRANSFERABILITY.

Participants and beneficiaries shall not have the right to assign, encumber or otherwise anticipate the payments to be made under this Plan, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or any beneficiary.

SECTION 9. TAX WITHHOLDING.

In order to comply with all applicable federal or state income, social security, payroll, withholding or other tax laws or regulations, the Committee may establish such policy or policies as it deems appropriate with respect to such laws and regulations, including without limitation, the establishment of policies to ensure that all applicable federal or state income, social security, payroll, withholding or other taxes, which are the sole and absolute responsibility of the Participant, are withheld or collected from such Participant.

SECTION 10. POTENTIAL REPAYMENT OF AWARDS.

Participants shall be required to repay the Company any amounts previously paid in respect of such Annual Incentive Awards and Performance Awards (each of which is referred to herein as an “Incentive Payment”) plus interest under the circumstances described in this Section 10. A Participant’s repayment obligation shall be triggered if the Board of Directors of the Company determines that: (i) the Participant has engaged in fraud or Misconduct that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, (ii) the Incentive Payment was based, in whole or in part, on achievement of financial results that were restated in connection with the restatement of the Company’s consolidated financial statements and (iii) the amount of the Incentive Payment to the Participant would have been less if it had been based on the restated consolidated financial statements. In each such instance described in the preceding sentence, the Participant shall repay to the Company, upon demand, the full amount of such Incentive Payment, plus interest at a rate per annum equal to 110% of the applicable short-term federal rate under Section 1274(d) of the Code in effect for the month in which such Incentive Payment was paid to the Participant. For the avoidance of doubt, a Participant shall be required to repay the full amount of such Incentive Payment, and not just the amount by which the amount of the Incentive Payment exceeded the amount that would have been paid to the Participant with respect to the corresponding Annual Incentive Award or Performance Award based on the corrected and restated financial results. The provisions in this Section 10 are essential economic conditions to each grant of an Annual Incentive Award and Performance Award made under the Plan. By participating in this Plan and receiving Annual Incentive Awards and/or Performance Awards hereunder, each Participant agrees to be bound by the terms of the Plan, including this Section 10, and agrees that the Company may deduct from any amounts it owes the Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts a Participant owes the Company under this Section 10. The provisions of this Section 10 and any amounts repayable by a Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

SECTION 11. SHAREHOLDER APPROVAL.

The material terms pursuant to which bonus amounts are determined under this Plan shall be disclosed to and approved by shareholders of the Company in accordance with Section 162(m) of the Code.

SECTION 12. MISCELLANEOUS.

(a) Effective Date. Except as specifically provided herein, this Plan shall be deemed effective as of January 1, 2008.

(b) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(c) Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

(d) Employment Rights and Other Benefit Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any affiliate of the Company, to terminate, with or without cause, any Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company. No compensation or benefit awarded to or realized by any Participant under the Plan shall be included for the purpose of computing such Participant’s compensation under any compensation-based retirement, disability, or similar plan of the Company unless required by law or otherwise provided by such other plan.

(e) No Trust or Fund Created. This Plan shall not create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any affiliate and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company or any affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of any affiliate.

(f) Governing Law. The validity, construction and effect of the Plan or any incentive payment payable under the Plan shall be determined in accordance with the laws of the State of Minnesota.

(g) Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

(h) Qualified Performance-Based Compensation. All of the terms and conditions of the Plan shall be interpreted in such a fashion as to qualify all compensation paid hereunder as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(i) Six Month Delay. Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to procedures adopted by the Company) at the time of the Participant’s “separation from service” (as defined in Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder), any payments under the Plan that constitute a deferral of compensation (within the meaning of Section 409A of the Code) shall not be paid to the Participant until the later of (i) six months after the date of the Participant’s “separation from service”, and (ii) the payment date or commencement date specified in the Plan for such payment(s). On the first regular payroll date following the expiration of such six-month period (or if the Participant dies during the 6-month period, the first payroll date following the death), any payments that were delayed pursuant to the preceding sentence shall be paid to the Participant in a single lump sum and thereafter all payments shall be made as if there had been no such delay.

(j) Section 409A. It is intended that any amounts payable under this Plan shall either be exempt from Section 409A of the Code or shall comply with Section 409A of the Code (including Treasury Regulations and other published guidance related thereto) so as not to subject Participants to payment of any additional tax, penalty, or interest imposed under Section 409A of the Code. The Plan shall be construed in a manner to give effect to such intention. In no event whatsoever shall the Company and/or any of its affiliates be liable for any tax, interest or penalties that may be imposed on any Participant (or any Participant’s estate) under Section 409A of the Code. Neither the Company and/or any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant (or any Participant’s estate) harmless from any or all such taxes, interest or penalties, or liability for any damages related thereto.